Exhibit 10.14

TRANSITION AND EXECUTIVE CHAIRMAN AGREEMENT
THIS TRANSITION AND EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) by and between KADANT INC., a Delaware corporation (the “Company”), and Jonathan W. Painter (the “Executive”) is made as of February 13, 2019.
WHEREAS, the Company and the Executive desire to provide for an orderly transition to the Executive’s successor as President and Chief Executive Officer, to provide an incentive for the Executive to stay an employee through the transition period and for an additional period ending June 30, 2020 (the “Retirement Date”); and
WHEREAS, in connection with the foregoing, the Company and the Executive wish to set forth the terms of such transition in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
1.Employment.

1.1Except as hereinafter otherwise provided, the Company shall employ the Executive, and the Executive agrees to remain employed, on a full-time basis as President and Chief Executive Officer through March 31, 2019 and as Chief Executive Officer through June 30, 2019 (the “Transition Date”) and as Executive Chairman (working on a part-time basis) from June 30, 2019 through the Retirement Date, at which date his employment will end unless it is sooner terminated as provided herein (such date when employment ends shall be referred to as the “Separation Date”)).

1.2In addition to carrying out the regular duties of his positions, the Executive shall work under the direction of and on such matters as may be reasonably assigned to him by the Chairman (the “Chair”) of the Board of Directors of the Company (the “Board”) through the Transition Date and by the Board after such date. Such duties before the Transition Date may include, but shall not be limited to, the advancement of the business and interests of the Company, providing for an orderly transition of the role and responsibilities of the President and Chief Executive Officer of the Company to a successor President and Chief Executive Officer (the “Successor CEO”), consulting with the Successor CEO as requested on matters related to the Company as requested by the Successor CEO, and undertaking special assignments agreed to between the Executive and the Successor CEO. The duties as Executive Chairman may include, but shall not be limited to, the advancement of the business and interests of the Company, consulting with the Successor CEO or the Board as requested on strategic and operational matters related to the Company, meeting with industry groups and the Company’s investors and customers as requested by the Successor CEO or the Board, evaluating potential acquisition targets, acting as a liaison between the Board and the Company’s management and coordinating logistical matters related to the Board (e.g., calling meetings and preparing agendas). During the period between the Transition Date and the Separation Date, the parties anticipate that key employment services by Executive will provide the Company a relative benefit of at least one half of the key services Executive provided in the prior year, after taking into account those referenced in this section.

1.3The Executive agrees that, during his employment, he shall, to the best of his ability, perform his duties, and shall not engage in any business, profession or occupation that would conflict with the rendering of the agreed upon services, either directly or indirectly, without the prior approval of the Chair or, after he is the Executive Chairman, the Board. Nothing in this Section 1.3 shall prevent the Executive from serving on the boards of director or other advisory bodies, provided that the Executive complies with Section 4 of this Agreement.

2.Board Service. Subject to the fiduciary obligations of the Board, the Company shall (a) nominate the Executive to be reelected as a member of the Board at the Company’s 2019 Annual Meeting of Stockholders and (b) appoint the Executive as the Executive Chairman from the Transition Date until the Retirement Date, at which time the Executive will retire, step down as the Executive Chairman and cease to be an employee of the Company. For the avoidance of doubt, the Executive shall not be required to resign from the Board on the Retirement Date.

3.Compensation. During the period of his employment by the Company under this Agreement and for the covenants and obligations of the Executive contained herein, the Executive shall be compensated as follows:

3.1Through the Separation Date, the Executive shall be paid a base salary at an annual rate of $735,000 for salary earned on or before the Transition Date and at an annual rate of $380,000 for salary earned after the Transition Date and on or before the Retirement Date. (The base salary determined under this Section 3.1 shall be referred to hereafter as the “Base Salary.”)

3.2The Executive shall be eligible to participate in the Company’s Cash Incentive Plan and the actual bonus earned shall be determined and calculated in accordance with the compensation practices of the Company determined as follows, for the fiscal year ending December 28, 2019 (such period referred to as the “2019 Fiscal Year”), based on a target or reference bonus of $710,000 (the “2019 Bonus”) (and not payable if the Executive ceases to be employed before June 30, 2019 other than on a termination that satisfies Section 5.5 below). For the avoidance of doubt, the 2019 Bonus shall not be prorated and there will be no bonus for the 2020 fiscal year.

Any bonus payable to the Executive under the Cash Incentive Plan shall be determined and paid in accordance with the terms of the Cash Incentive Plan in the same manner and at the same time as other executive officers of the Company, but in no event later than March 15 of the fiscal year following the fiscal year for which the bonus is payable.
3.3    The Compensation Committee of the Board (“Compensation Committee”) has approved revisions to the Executive’s outstanding restricted stock unit awards to provide that any amounts that would otherwise vest after March 10, 2020 (if employment continued) shall be fully vested and result in a distribution of the shares of Company common stock underlying such restricted stock unit awards as soon as practicable following the Separation Date but no later than March 10, 2021, provided that the Executive has remained an employee of the Company through June 30, 2020 or his termination otherwise satisfies Section 5.1(d) below (subject in either case to providing an effective release, except where the vesting is caused by the Executive’s death, on the terms set forth in Section 5.1(d) and the last paragraph of Section 5.5). For the avoidance of doubt, the termination of the Executive’s employment with the Company on the Retirement Date qualifies as a “retirement” under his outstanding stock option award agreements, which status provides that the optionee may exercise vested stock options for up to two years after such retirement event. For other purposes, the Executive’s restricted stock unit awards shall continue to be governed by the terms of the applicable plans and agreements, and his stock options will continue to be governed by the terms of the applicable plans and agreements while the options remain outstanding. In addition, the Executive acknowledges and agrees that, in the event that the Compensation Committee grants restricted stock unit awards to executive officers in March 2019, any such award granted to the Executive shall be equal in value to $600,000 at the closing price used by the Compensation Committee to grant awards to executive officers in March 2019. Any such restricted stock unit awards granted in March 2019 shall be time-based and the underlying shares (but only to the extent vested by the Separation Date or vesting under the same terms as the first sentence of this Section 3.3, with any remaining unvested amounts forfeited) shall be distributable as provided above. The Executive acknowledges that the Board is not obligated to grant additional awards to the Executive under any of the Company’s equity incentive plans as a result of his service as Executive Chairman.
3.4The Executive shall be reimbursed for any and all monies expended by him in connection with his employment for reasonable and necessary expenses on behalf of the Company in accordance with the policies of the Company then in effect.

3.5The Executive shall (a) be eligible to participate in the Company’s executive and employee benefit plans and arrangements that are offered to executive officers and employees of the Company (including, without limitation, 401(k), medical insurance, dental insurance, life insurance and disability benefits), to the extent he remains eligible to do so under the terms of such plans and to the extent that the Company continues such plans for its executive officers and employees, (b) continue to accrue vacation through the Transition Date (which shall accrue in accordance with the Company’s vacation policy), and (c) continue to receive the same perquisites that are generally provided to other executive officers of the Company, subject to the provisions of this Agreement. The medical and dental insurance coverage will be provided through benefits continuation pursuant to the federal “COBRA” laws if he becomes, and while he remains, eligible for such coverage, with the same rules as to cost sharing as are specified in Section 5.5(c).  No new COBRA coverage would then be provided when his employment ends but neither will such cessation of employment curtail the COBRA coverage from part-time service.

3.6If, because of adverse business conditions or for other reasons, the Company at any time puts into effect salary reductions applicable to all executive officers of the Company generally, the salary payments required to be made under this Agreement to the Executive during any period in which such general reduction is in effect may be reduced by the same percentage as is applicable to all executive officers of the Company generally. Any benefits made available to the Executive which are related to Base Salary shall also be reduced in accordance with any salary reduction.

3.7Through the Separation Date, the Executive shall comply with all of the Company’s policies and procedures in effect at such time in connection with the maintenance of the Company’s property. He shall return any company car, if applicable, no later than the Separation Date but may retain his laptop and other personal computing devices and files and other documents as agreed to with the Company.

3.8The Executive’s Amended and Restated Executive Retention Agreement, dated as of December 9, 2008 (the “Executive Retention Agreement”), shall remain in full force and effect and provide compensation as set forth therein in the event of a Change in Control (a “Change in Control”) as defined therein before June 30, 2020. Any payments under this Agreement will not apply to the extent that they would overlap any payments thereunder in the reasonable determination of the Board. Nothing in this Agreement is intended to change the timing of payments, if any, due under the Executive Retention Agreement.

3.9    Executive shall not receive any compensation for his service as a director prior to the Separation Date other than the compensation set forth herein. Provided the Executive continues to be a director at such time, he shall receive the compensation paid to non-employee directors beginning on July 1, 2020 prorated for the year.

4.Restrictive Covenants.

4.1During the period of the Executive’s employment with the Company and for a period of one year following the Separation Date, the Executive shall not, directly or indirectly, own, manage, control, operate, be employed by, participate in or be connected with the ownership, management, operation or control of any business that competes with the Company or any of its affiliated companies in the Applicable Territory if the Executive would be performing a job or job duties or services for the competitive entity that is or are similar to the job or job duties or services that the Executive performed for the Company at any time during the last two years of the Executive’s employment; provided, however, that the foregoing ownership restriction shall not apply to ownership of less than 5% of the outstanding stock of a publicly held corporation, which ownership is disclosed to the Board, nor shall it apply to any other relationship that is disclosed to and approved by the Board. The one year post-employment period shall automatically be extended to two years following the cessation of the Executive’s employment if the Executive breaches a fiduciary duty to the Company or the Executive unlawfully takes, physically or electronically, any property belonging to the Company other than as set forth in Section 3.7 above. “Applicable Territory” means the geographic areas in which the Executive provided services or had a material presence or influence at any time during his last two years of employment. The Executive acknowledges that he received the form of restrictive covenants set forth in this Section 4.1 more than 10 business days before executing this Agreement. He acknowledges that the compensation offered under this Agreement exceeds anything to which he is presently entitled on a separation from service and constitutes fair and reasonable consideration to enter into these restrictions, to which both parties have agreed.

4.2During the period of the Executive’s employment with the Company and for a period of two years following the Separation Date, the Executive shall not, either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or business partners of the Company that were contacted, solicited or served by the Company during the 12-month period prior to the Separation Date.

4.3During the period of the Executive’s employment with the Company and for a period of two years following the Separation Date, the Executive shall not, either alone or in association with others, (a) solicit, induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or (b) hire, recruit or attempt to hire any person who was employed by the Company at any time during the term of the Executive’s employment with the Company, provided that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with the Company has been terminated for a period of six months or longer.

4.4During the period of the Executive’s employment with the Company and thereafter, the Executive shall not, without the written consent of the Company, utilize or disclose to others any proprietary or confidential information of any type or description, which terminology shall be construed to mean any information developed or identified by the Company that is intended to give it an advantage over its competitors or that could give a competitor an advantage if obtained by it, unless and until such confidential information has become public knowledge through no fault of the Executive. Such information includes, but is not limited to, product or process design, specifications, manufacturing methods, financial or statistical information about the Company, marketing or sales information about the Company, sources of supply, lists of customers and the Company’s plans, strategies and contemplated actions. The Executive shall not disclose any proprietary or confidential information to others outside the Company or use the same for any unauthorized purposes without written approval by an executive officer of the Company, either during or at any time after employment, unless and until such proprietary or confidential information has become public knowledge without fault by the Executive. Nothing in this Agreement or elsewhere prohibits the Executive from reporting possible violations of state or federal law or regulation to any governmental entity, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive is not required to notify the Company that he has made any such reports or disclosures; provided, however, that nothing herein authorizes the disclosure of information he obtained through a communication that was subject to the attorney-client privilege. In addition, pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

4.5During the period of the Executive’s employment by the Company and for a period of two years following the Separation Date, the Executive shall not in any way whatsoever aid or assist any party seeking to cause, initiate or effect a Change in Control of the Company without the prior approval of the Board.

4.6Nothing in this Agreement is intended to be or shall serve as a restriction on the Executive’s conduct that would violate the Massachusetts Rules of Professional Conduct relating to the Executive’s right to practice law, provided that nothing in this Agreement shall be deemed to limit or waive the Executive’s responsibilities with respect to the use of confidential information in such practice.

5.    Termination.

5.1Except for the covenants set forth in Section 4, which covenants shall remain in effect for the periods stated therein, and subject to the satisfaction of the provisions of this Agreement that require payments or the provision of benefits after the termination of this Agreement, this Agreement and the Executive’s employment shall terminate on the earliest of the following events:

(a)on the effective date set forth in any resignation submitted by the Executive and accepted by the Company, or if no effective date is agreed upon, the date of receipt of such letter;

(b)at the election of the Company, upon the Disability of the Executive. For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative;

(c)upon the termination of the Executive by the Company for Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s failure to substantially perform his obligations under this Agreement after written notice given by the Company and, where reasonably curable, not cured within 15 days of such notice, or the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, provided that no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company; or

(d)on the Retirement Date, provided the Executive has remained an employee through such date, or upon other termination of the Executive’s employment by the Company without Cause or as a result of his death, in either case occurring before the Retirement Date.

5.2Except as otherwise expressly provided herein, upon the termination of this Agreement, all of the Company’s obligations under this Agreement (except for obligations that by their terms require payment after the termination of this Agreement), including, without limitation, making payments to the Executive, shall immediately cease and terminate.

5.3Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 5.1(a) or (c), the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Separation Date, an amount equal to the sum of (a) the Executive’s previously unpaid Base Salary through the

Separation Date, (b) the Executive’s annual bonus payable (including any bonus or portion thereof which has been earned but deferred) to the Executive for the most recently completed fiscal year (if such bonus has not yet been paid); provided that, notwithstanding the foregoing, such annual bonus need not be paid within the 30-day period as long as such annual bonus is paid at the same time as to other executive officers of the Company and not later than March 15 of the fiscal year following the fiscal year for which the bonus is payable, and (c) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) (but not to the extent that payment on such timing would be an impermissible acceleration under Section 409A, as defined below) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (a), (b), and (c) shall be hereinafter referred to as the “Accrued Obligations”).

5.4Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 5.1(b), the Company shall (a) pay to the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Separation Date (or such other date as is required by applicable law, including Section 409A), the Accrued Obligations and (b) the 2019 Bonus.

5.5The terms of this Section 5.5 are intended to provide an incentive in the form of a stay bonus and related benefits for the Executive to remain employed through the Retirement Date or upon the earlier termination by the Company under Section 5.1(d). Continued payments are further conditioned on the Executive’s compliance with Sections 4 and 7. Notwithstanding Section 5.2, in the event of the termination of this Agreement pursuant to Section 5.1(d) and, other than as a result of a termination of employment by death, contingent upon the effectiveness of the Release (as defined below), the Company shall:

(a) in the event the Separation Date is before the Retirement Date, pay to the Executive a sum equal to (i) the Base Salary that the Executive would have received pursuant to this Agreement had the Executive remained an employee from the Separation Date through the Retirement Date; (ii) the maximum 401(k) plan matching contribution payable by the Company prorated for the period from the Separation Date through the Retirement Date (to the extent not otherwise paid or provided); and (iii) an amount equal to the executive perquisites payable or provided to the Executive (to the extent not otherwise paid or provided) prorated for the period from the Separation Date through the Retirement Date (the “Early Termination Period”), including but not limited to the executive car allowance or other benefits being provided to the Executive as of the Separation Date; provided that the amounts set forth in clauses (i) and (ii) shall be paid in a lump sum six months and one day (the “Delayed Payment Date”) after the Executive has a separation from service pursuant to Section 8.4 and the amount set forth in clause (iii) shall be paid ratably over an equivalent number of months as the months falling in the Early Termination Period but beginning at the Delayed Payment Date (with no payment to be made unless the Release has previously become irrevocable);

(b) pay to the Executive the Executive’s actual bonus for the 2019 Fiscal Year, paid as in the last sentence of Section 3.2 (but net of any amount paid under Section 3.2);

(c) provided he timely elects and remains eligible for COBRA, payment by the Company of COBRA premiums for dual family coverage under the group health and dental insurance coverage through the Retirement Date (less his portion of the premiums he would have paid as an active employee, which shall be paid by him, and with any later COBRA coverage being fully at his expense), provided that any such payments and related coverage shall be discontinued in the event that he ceases to be eligible for or to elect such COBRA coverage during such period. Such payments by the Company (but not eligible coverage at the Executive’s expense) will cease if future regulations or legislation causes the Company to conclude such payments are reasonably likely to result in any tax liability to the Company; provided that the Company will reimburse the Executive for his own payments under this sentence (less the portion he would have paid as an active employee) if the Company cannot pay them directly and if permitted under applicable law without tax liability to the Company. The Executive must repay promptly to the Company any premiums paid under this subsection if he does not comply with the final paragraph of this

Section 5.5 within the time period specified and no premiums will be paid after the deadline for such compliance if he has not so complied; and

(d) cause each of the Executive’s outstanding restricted stock unit awards that would have vested through the Retirement Date to vest on the Separation Date and be distributed on the dates provided in such awards as amended by Section 3.3 of this Agreement (and with respect to performance-based restricted stock units, if the Separation Date occurs prior to the measurement date for such awards, the Executive agrees that such performance-based restricted stock units awards will be measured and adjusted to the same extent as if the Executive had remained an employee of the Company through the measurement date to determine the number of shares deliverable under such awards), provided that no shares will be issued under such restricted stock unit awards that would have vested through the Retirement Date pursuant to this subsection unless the Executive complies with the final paragraph of this Section 5.5 within the time period specified and such restricted stock unit awards shall immediately expire if the Executive does not comply with the final paragraph of this Section 5.5 within the time period specified.

The provision to the Executive of the benefits provided by clauses (a) through (e) of this Section 5.5 shall be contingent upon the execution by the Executive of a release (the “Release”) in a reasonable form provided by the Company (within five business days following the Separation Date) and the Release’s becoming irrevocable no later than 60 days (or such shorter period as the Company specifies) after the Separation Date, and the Executive must repay promptly to the Company any payments made pursuant to clauses (a) through (e) if he does not comply with the final paragraph of this Section 5.5 within the time period specified. Payments contingent on the Release shall be paid no earlier than the first business day of the calendar year following the year of termination of employment if the 60-day period ends in such subsequent year. Payments that are triggered before or by death will continue to be paid after death.
6.Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for by this Agreement by seeking other employment or otherwise. Further the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits or other compensation, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

7.Cooperation. The Executive agrees to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions in existence when his employment ends or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party. The Executive also agrees that his full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company. Moreover, unless otherwise prohibited by law, the Executive agrees to notify the General Counsel (or the Successor CEO in the absence of a General Counsel) of the Company at One Technology Park Drive, Westford, Massachusetts 01886, if he is asked by any person, entity or agency (other than a governmental agency) to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail to the General Counsel or the Successor CEO in the absence of a General Counsel as promptly as practical under the circumstances after the Executive receives the request for assistance, testimony or information. If the Executive is not legally permitted to provide such notice, the Executive agrees that he will request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 7.

8.Payments Subject to Section 409A. Subject to the provisions in this Section 8, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

8.1It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

8.2If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

8.3If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(a)Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation §1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(b)Each installment of the severance payments and benefits due under this Agreement that is not described in Section 8.3(a) and that would, absent this Section 8.3(b), be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1 (b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation §1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

8.4The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation §1.409A-1(h). Solely for purposes of this Section 8.4, the “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

8.5All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

8.6This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

9.Disputes.

9.1Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement (including the arbitrability of the dispute or controversy) shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect and the Federal Arbitration Act. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

9.2Expenses. Except with respect to any claim or contest regarding the validity or enforceability of, or liability under, Section 4, the Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

10.Successors.

10.1Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

10.2Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate. Neither the Executive nor, in the event of his death, the executors, personal representatives or administrators of the Executive’s estate, shall have the power to transfer, assign, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any payments nor assets or funds of the Company be subject to seizure for the payment of any debts, judgments, liabilities, bankruptcy or other actions.

11.Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, Attention: CEO, at One Technology Park Drive, Westford, Massachusetts 01886 and to the Executive at 1 Franklin Street ( PH4D) Boston, MA 02110 (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

12.Miscellaneous.

12.1Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.2Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company or the Executive is likely to cause the other party substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company or the Executive, as applicable, shall have the right to specific performance and injunctive relief, without the obligation to post a bond or show monetary damages.

12.3Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

12.4Waivers. No waiver by the Company or the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of that or any other provision at any subsequent time.

12.5Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

12.6Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

12.7Entire Agreement. Except with respect to the Executive Retention Agreement, and any non-disclosure or invention assignment agreement entered into between the Company and the Executive and the Executive’s equity compensation awards (as amended herein) and their related plans, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

12.8Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.
KADANT INC.
By: /s/William A. Rainville
William A. Rainville
Chairman of the Board
EXECUTIVE
/s/Jonathan W. Painter
Jonathan W. Painter